Exhibit 99.1

FOR IMMEDIATE RELEASE

Complete Solaria Reports Second Quarter 2023 Results

FREMONT, CA (August 22, 2023) – Complete Solaria Inc. (NASDAQ: CSLR) published its second quarter 2023 results, which will be reviewed for investors at 5:00 p.m. EDT today, https://investors.completesolaria.com/.

Second quarter summary (financial comments based on non-GAAP results unless noted):

•	Revenue of $32.2 million, down 9% from previous quarter

Systems: $25.6 million, up 54% QoQ, and a record

Modules: $6.6 million, down 65% QoQ

•	18% gross margin, up 6% QoQ

•	Strategic Decision: company to pursue only higher-margin Systems business in the future

•	Sale of Modules business: non-binding term sheet with module manufacturer signed

•	Streamlined organization: RIF of 59 with $7.9 million of annualized savings

•	New Systems bookings remain strong with $49.1 million in contracts in Q2

Fellow Shareholders:

Our revenue and earnings for the quarter are given below, compared with the prior quarter:

($1000s, except gross margin)	GAAP		Non-GAAP*
	Q2 2023	Q1 2023	Q2 2023	Q1 2023
Revenue	32,174	35,398	32,174	35,398
Gross Margin	18%	6%	17%	6%
Operating Income	(17,546)	(20,233)	(15,788)	(15,698)

*	reconciliation attached

The details of a plan to address operating losses are found in the CEO’s report, which comes directly after the Chairman’s report, which focusses on restructuring.

Chairman’s Report

When I became the Executive Chairman of Complete Solaria seven weeks ago, I chose to devote most of my time to improving the company’s organization and business practices – to build a “machine to make quarters,” not to make quarters per se. Those efforts are just becoming visible.

The first operational problem we addressed was described to investors in a Zoom-cast from Complete Solaria’s Salt Lake fabrication plant (fab) on June 30, 2023. We told investors that a surge in orders had flooded the Salt Lake fab with new installation jobs, jamming it up and slowing it down. Our fab inventory had climbed to 2,800 home installation jobs, up from the historical 1,200 or fewer jobs. That fab logjam and slowdown limited our total Q2 revenue to $32.2 million, as we forecasted on the Zoom-cast. Despite the fab slowdown, our Systems revenue actually achieved a record in Q2. The low overall revenue was the result of low Modules revenue, which was in turn due to a deliberate decision described below.

I asked for help from three top experts: a fab expert who came to the Salt Lake fab for two extended periods, a quality expert who began to systematically address underlying fab quality problems, and an information technology expert who helped to install manufacturing-friendly documentation and specification systems. These experts also spent considerable time tutoring management and workers.

While the fab remains overloaded, its cycle time went down slightly in Q2, despite a higher number of jobs installed. This good news leads us to expect Q3 Systems revenue of well over $30 million, setting another record. Finally, we analyzed and “leaned out” the Systems organization, yielding a reduction of 34 employees and $3.2 million in annual savings.

Yesterday, we announced an additional reduction of 25 employees from our Module organization by divestiture. Together, the total company-wide reduction comes to 59 employees (16%) and $7.9 million in annual savings. After the reductions, Complete Solaria will have 312 employees and contractors, and a respectable annualized revenue per employee of over $480,000 per year.

The Modules organization wind-down is a result of a measured business decision to stop offering solar modules separately. A glut of modules from Chinese manufacturers has driven market pricing down below $0.40 per watt and market gross margins to near zero, a situation which we see as the “new normal.” We shipped $18.7 million in Modules in Q1 but chose not to fully restock inventory for Q2. This decision reduced Modules revenue to $6.6 million in Q2 and was the reason for our low overall revenue, despite record Systems revenue. We will sell our remaining module inventory in Q3 and Q4, and focus solely on the Systems business, as quantified in the CEO’s report below.

The shift to the Systems business (where the price is about $3.60 per watt) from the Modules business (where the price is about $0.50 per watt) is expected to increase our gross margins by over 10 percentage points from Q2 to Q3, not only due to the revenue mix change, but also due to taking advantage of our added sales through our inherited Solaria “ProPartners” installer base and our inherited factory-direct module pricing, 30%-plus below our current distribution pricing.

To conclude, we restructured Complete Solaria this quarter, cutting headcount by 59 and costs by $7.9 million. We also reorganized to improve quality, yield and speed of execution. The fab is starting to improve, but it will take the rest of the year to get it into shape.

CEO’s Report

The Company experienced a significant shift in its business during the second quarter of 2023. Over the previous four quarters, our Systems and Modules businesses generated approximately equivalent revenue (54% Systems, 46% Module). In Q2, however, Systems increased its revenue significantly, growing 54% over the prior quarter and 56% year-over-year. Conversely, after the Modules market pricing and margins deteriorated, we chose not to fully restock the inventory causing Modules revenue drop to only $6.6 million, leading to a total revenue of $32.2 million, an overall decline of 9% sequentially.

We expect the Systems business to achieve another revenue record in Q3 with continued margin improvement, while the Modules revenue will be flat in Q3 as it begins to wind down.

We plan to sell certain Modules assets to a global tier-1 solar panel manufacturer, which will provide cash to the company and enable us to focus on growing our core Systems business. We have signed a non-binding term sheet and are working to close the transaction in Q3. Note there is no assurance this transaction will close and remains subject to the signing of a Definitive Agreement with the buyer. However, there are several panel manufacturers interested in gaining access to the U.S. Residential market, as well as supplying Complete Solaria as a customer. The transaction anticipates an ongoing supply agreement that is expected to maintain Complete Solaria’s access to differentiated, premium solar panels at a competitive cost to preserve our end-to-end offering to customers.

Our Q2 gross margin was 18%, up from 6% in the prior quarter. Systems gross margin increased from 16% in Q1 to 21% in Q2, while Modules gross margin was slightly negative in each quarter at (4)% in Q1 and (2)% in Q2.

Operating losses in Q2 were driven by: 1) one-time expenses related to our business combination with Freedom Acquisition 1 Corp., 2) negative Modules gross margin, and 3) $2.7 million in reserve additions for inventory aging due to the fab slowdown. We thus expect a significant reduction to our operating loss in Q3, as our higher-margin Systems business will account for a larger proportion of the company’s revenues. We also expect to reduce the operating loss further in Q4 with continued revenue growth and a full quarter of the cost cutting measures.

Third Quarter 2023 Financial Outlook

For the third quarter of 2023, Complete Solaria estimates financial results as follows: Revenues in the range of $38 million to $41 million and Gross Margin of 29%. Results through the first seven weeks of Q3 are on track to meet this target.

We believe our gross margin will continue to increase from Q2 levels based on a larger proportion of revenues from Systems, continued reduction in module costs, and selective use of internal install capability to further reduce the cost of goods sold.

We generated $19.7 million of net proceeds from our July 18, 2023 NASDAQ listing and expect to generate additional cash proceeds from the sale of our Module business assets to a global tier-1 solar panel manufacturer in a deal expected to close in Q3.

About Complete Solaria

Complete Solaria is a solar company with unique technology and an end-to-end customer offering – which includes financing, design and project fulfilment, and follow-on customer service – allowing it to sell more products across more markets and enable more options for customers wishing to make the switch to a more energy-efficient lifestyle. To learn more, visit:

https://www.completesolaria.com.

Forward Looking Statements

This press release may contain certain forward-looking statements within the meaning of the federal securities laws with respect to the referenced transactions. These forward-looking statements generally are identified by the words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “would,” and similar expressions, but the absence of these words does not mean that a statement is not a forward-looking statement. Forward-looking statements are forecasts, predictions, projections and other statements about future events that are based on current expectations, hopes, beliefs, intentions, strategies and assumptions and, as a result, are subject to risks and uncertainties. Many factors could cause actual future events to differ materially from the forward-looking statements in this press release, including but not limited to: (i) risks that the sale of certain assets will not be completed on the terms set forth in the non-binding Letter of Intent; (ii) the sale of assets disrupts current plans and operations of the companies or diverts managements’ attention from Complete Solaria’s business operations; (iii) the outcome of any legal proceedings that may be instituted in connection with the assets sale; (iv) the price of Complete Solaria’s securities may be volatile due to a variety of factors, including changes in the applicable competitive or regulatory landscapes, variations in operating performance across competitors, changes in laws and regulations affecting Complete Solaria’s business, and changes in the combined capital structure; (v) the ability to implement business plans, forecasts, and other expectations after the completion of the business combination, and identify and realize additional opportunities; (vi) the evolution of the markets in which Complete Solaria will compete.

The foregoing list of factors is not exhaustive. Readers should carefully consider the foregoing factors and the other risks and uncertainties described in the “Risk Factors” section of the registration statement on Form S-4 filed, which was declared effective by the Securities and Exchange Commission (the “SEC”) on June 30, 2023. Such filings identify and address other important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements. Forward-looking statements speak only as of the date they are made. Readers are cautioned not to put undue reliance on forward-looking statements, and Complete Solaria assumes no obligation and does not intend to update or revise these forward-looking statements, whether as a result of new information, future events, or otherwise.

Contacts:

Brian Wuebbels

CFO

bwuebbels@completesolaria.com

Sioban Hickie

Investor Relations

sioban.hickie@icrinc.com

COMPLETE SOLARIA, INC.

CONDENSED CONSOLIDATED CONDENSED BALANCE SHEETS

(In $ ‘000)

(Unaudited)

	July 3, 2023	December 31, 2022
ASSETS
Current Assets:
Cash	2,545	4,409
Accounts receivable, net	24,263	27,717
Inventories, net	7,977	13,059
Prepaid expenses and other current assets	15,028	10,071

Total Current Assets	49,813	55,256

Property, plant and equipment, net	3,942	3,476
Goodwill and other intangible assets, net	160,543	162,032
Other assets	10,825	7,419

Total Assets	225,123	228,183

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	15,071	14,474
Accrued expenses and other current liabilites	32,305	25,237
Notes payable	27,159	20,403

Total Current Liabilities	74,535	60,114

Redeemable convertible preferred stock warrant liability	4,735	14,152
Long term debt and convertible notes	68,317	44,148
Other long term liabilities	5,166	4,488

Total liabilities	152,753	122,902

Redeemable convertible preferred stock	155,630	155,630
Stockholders’ deficit	(83,260)	(50,349)

Total liabilities, mezzanine equity and stockholder’ deficit	225,123	228,183

COMPLETE SOLARIA, INC.

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

ON A GAAP BASIS

(In $ ‘000)

(Unaudited)

	Thirteen Weeks Ended
	July 3, 2023	April 2, 2023
Product revenue	6,554	18,721
Service revenue	25,620	16,677

Total revenue	32,174	35,398
Costs of product revenue	7,046	19,489
Costs of service revenue	19,588	13,818

Total cost of revenue	26,634	33,307

Gross profit	5,540	2,091

Operating expemses:
Sales commissions	8,789	5,677
Sales and marketing	3,883	3,549
General and adminstrative	10,414	13,098

Operating expenses	23,086	22,324

Loss from operations	(17,546)	(20,233)

Other income (expense), net	6,036	(3,286)

Loss before income taxes	(11,510)	(23,519)
Income tax provision	—	5

Net loss	(11,510)	(23,514)

COMPLETE SOLARIA, INC.

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

ON A NON GAAP BASIS

(In $ ‘000)

(Unaudited)

	Thirteen Weeks Ended
	July 3, 2023	April 2, 2023
Product revenues	6,554	18,721
Service revenues	25,620	16,677

Total revenues	32,174	35,398

Costs of product revenues	6,712	19,480
Costs of service revenues	19,586	13,817

Sen Total cost of revenue	26,298	33,297

Gross profit	5,876	2,101

Operating expenses:
Sales commissions	8,789	5,677
Sales and marketing	3,087	2,634
General and adminstrative	9,788	9,489

Operating expenses	21,664	17,800

Loss from operations	(15,788)	(15,699)

Other income (expense), net	(3,171)	(3,286)

Loss before income taxes	(18,959)	(18,985)
Income tax provision	—	5

Net loss	(18,959)	(18,980)

COMPLETE SOLARIA, INC.

Reconciliation of GAAP to Non-GAAP Measures

(In $ ‘000)

(Unaudited)

		Thirteen Weeks Ended
	Note	July 3, 2023	April 2, 2023
GAAP Net Loss		(11,510)	(23,514)

Amortization of acquired intangible assets	A	738	748
Stock based compensation	B	1,020	1,021
Transaction related charges	C	—	2,765
Change in fair value of warrants	D	(9,207)	—

Total of Non-GAAP adjustments		(7,449)	4,534

Non-GAAP net loss		(18,959)	(18,980)

Notes:

(A)

Amortization of acquired intangible assets - The amortization expense recognized in relation to the intangible assets recognized for the Solaria merger transaction. These are excluded from our GAAP results.

(B)	Stock-based compensation: Stock-based compensation relates primarily to our equity incentive awards. Stock-based compensation is a non-cash expense.
(C)	Transaction related charges: These expenses are related to audit and consulting fees in connection with efforts needed for the DPAC process, which includes IPO readiness, catch-up audits etc.
(D)	Change in fair value of warrants: this is a non-cash, non-operating impact.

Use of Non-GAAP Financial Measures

Non-GAAP gross margin, non-GAAP operating income and other non-GAAP measures are intended as supplemental financial measures of our performance that are neither required by, nor presented in accordance with GAAP. We believe that the use of Non-GAAP measures provides an additional tool for investors to use in evaluating ongoing operating results, trends, and in comparing our financial measures with those of comparable companies, which may present similar Non-GAAP financial measures to investors.

However, you should be aware that when evaluating the non-GAAP measures, we may incur future expenses similar to those excluded when calculating these measures. In addition, the presentation of these measures should not be construed as an inference that our future results will be unaffected by unusual or nonrecurring items. Our computation of non-GAAP gross margin, non-GAAP operating income and other non-GAAP measures may not be comparable to other similarly titled measures computed by other companies, because all companies may not calculate the non-GAAP measures in the same fashion.